EXHIBIT (j)(3)

                          INDEPENDENT AUDITORS' CONSENT

     We consent to the incorporation by reference in this Post-Effective Amendment No. 77 to the Registration Statement (1933 Act File No. 2-90946) on Form N-1A of Eaton Vance Mutual Funds Trust of our report dated December 8, 2000 of the Eaton Vance Tax-Managed International Growth Fund (the "Fund") included in the October 31, 2000 Annual Report to Shareholders of the Fund.

     We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and under the heading "Other Service Providers" in the Statement of Additional Information, each of which is incorporated by reference in the Registration Statement.

                                    /s/ Deloitte & Touche LLP
                                    DELOITTE & TOUCHE LLP

July 18, 2001
Boston, Massachusetts